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                                  EXHIBIT 99.6

                              PRESS RELEASE ISSUED

                                       ON

                                  JUNE 3, 1996





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           Partial                      Michael Rubin
           Redemption of                Executive
Subject:   Debentures      Contact:     Vice President    Release:  June 3, 1996
           ----------                   --------------              ------------


                 Great Neck, New York - June 3, 1996 - Hudson General
            Corporation ("Hudson") announced that it is today calling for redemption $15,825,000 aggregate principal amount of its outstanding 7% Convertible Subordinated Debentures Due 2011 (the "Debentures"). The redemption date is July 22, 1996. The redemption price is 100% of the principal amount of the Debentures, together with accrued and unpaid interest thereon of $1.36 per $1,000 principal amount of Debentures from July 15, 1996 to the July 22, 1996 redemption date, for a total redemption price of $1,001.36 for each $1,000 principal amount of Debentures.

                 The Debentures called for redemption are convertible until the close of business on July 22, 1996 into shares of Hudson's Common Stock at the conversion price of $32.75 per share (equivalent to a conversion rate of approximately 30.53 shares of Common Stock for each $1,000 principal amount of Debentures).

                 Chemical Bank is the paying agent and conversion agent for the
            Debentures.

                 There are approximately $28,900,000 principal amount of
            Debentures presently outstanding.

                 Hudson General Corporation shares are traded on the American
            Stock Exchange under the ticker symbol HGC.





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